Exhibit 5.4

From:	Minn Naing Oo	DID:	+95 1925 3717
	minn.naingoo@allenandgledhill.com	Fax:	+95 1925 3716

Our reference	:	7321002985
Your reference	:

Date: 11 June 2021

Valaris Limited

Clarendon House

2 Church Street

Hamilton, HM 11

Bermuda

Dear Sir,

ENSCO (MYANMAR) LIMITED (THE “COMPANY”) – LEGAL OPINION ON THE ENFORABILITY OF THE EXIT DOCUMENTS UNDER MYANMAR LAW

1.	We have acted as your legal advisers in the Republic of the Union of Myanmar (“Myanmar”) in connection with:

(a)	the indenture (“Indenture”) dated 30 April 2021 made between, inter alia, (i) Valaris Limited (“Issuer”), an exempted company incorporated under the laws of Bermuda, as the issuer and a grantor; (ii) the Company as one of the Guarantors (as listed in the signature pages of the Indenture); and (iii) Wilmington Savings Fund Society, FSB (“Wilmington”), as trustee and first lien collateral agent, expressed to be governed by the internal laws of the State of New York, United States;

(b)	the collateral agency agreement (“Collateral Agency Agreement”) dated 30 April 2021 entered in to between, inter alia, the (i) Issuer, as the issuer and a grantor; (ii) the Company; (iii) other Grantors (as defined in the Collateral Agency Agreement); (iv) Wilmington, as parity lien representative of the holders of the initial senior secured first lien notes; and (v) Wilmington, as first lien collateral agent and as security trustee, expressed to be governed by the internal laws of the State of New York, United States; and

(c)	the security agreement (“Security Agreement”) dated 30 April 2021 entered into by, inter alia, the (i) Issuer, as a grantor; (ii) the Company, as a grantor and (iii) the other grantors from time to time party to the Security Agreement; in favour of (iv) Wilmington, as first lien collateral agent, expressed to be governed by the internal laws of the State of New York, United States.

Allen & Gledhill (Myanmar) Co., Ltd.

Junction City Tower, #18-01, Bogyoke Aung San Road

Pabedan Township, Yangon, Myanmar

Tel: +95 1 925 3717 / 3718 | Fax: +95 1 925 3716

allenandgledhill.com

Allen & Gledhill (Myanmar) Co., Ltd. (Certificate of Incorporation No.101688089) is registered in the Republic of the Union of Myanmar under the Myanmar Companies Act 1914 with limited liability and licensed to provide legal and tax advisory services.

2.	In this opinion:

(a)	the term “Certificates of Incorporation” means the certificate of incorporation of the Company referred to in paragraph 4(b)(i);

(b)	the term “Constitution” means the constitution of the Company referred to in paragraph 4(b)(ii);

(c)	the term “DICA” means Directorate of Investment and Company Administration of Myanmar;

(d)	the term “Documents” means the documents referred to in paragraphs 4(a) to 4(b)(v) below;

(e)	the term “MMK” means Myanmar Kyat;

(f)	the term “MyCO” means the Myanmar Companies Online Registry administered by DICA;

(g)	the term “MyCO Company Extract” means the official company extract issued by MyCO in respect of the Company;

(h)	the term “Official Gazette” means the official gazette of Myanmar; and

(i)	the term “Resolutions” means the resolutions of the board of directors of the Company referred to in paragraphs 4(b)(iv).

3.	This opinion is limited to Myanmar law of general application at the date of this opinion, as currently applied by the courts of Myanmar, and is given on the basis that it will be governed by and construed in accordance with the laws of Myanmar. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Myanmar. In particular, we have made no investigation of the laws of the State of New York, United States as a basis for this opinion and do not express or imply any views on such laws. To the extent that the laws of any jurisdiction other than Myanmar may be relevant, our opinion is subject to the effect and operation of such laws and we have assumed due compliance with all matters concerning the laws of all other jurisdictions.

4.	For the purpose of this opinion, we have examined:

(a)	an executed scanned copy of each of the Exit Documents;

(b)	in respect of the Company:

(i)	a copy of its Certificate of Incorporation (Company No. 111841322);

(ii)	a copy of its Constitution;

(iii)	the MyCO Company Extract obtained on 26 April 2021;

(iv)	a copy of the resolutions in writing of the board of directors of the Company dated 30 April 2021; and

(v)	a copy of the certificate of directors’ pursuant to Section 187(d) of the Myanmar Companies Law 2017 dated 30 April 2021.

5.	Terms defined and references construed in the Exit Documents shall, unless otherwise defined herein or the context requires otherwise, have the same meaning and construction in this opinion.

6.	Except as stated above, we have not examined any contract, instrument or other Document entered into by or affecting the Company or any of the corporate or other records of the Company and have not made any other enquiries concerning the Company.

7.	We have assumed:

(a)	that each of the Exit Documents is within the capacity and powers of, and has been validly authorised by or on behalf of, each party thereto (other than the Company);

(b)	that each of the Exit Documents has been validly executed and delivered by or on behalf of each party thereto;

(c)	the genuineness of all signatures and seals on all Documents and the completeness, and the conformity to original Documents, of all copy or other specimen Documents submitted to us;

(d)	that the copies of (i) the Constitution and the Certificate of Incorporation, and (ii) the Resolutions submitted to us for examination as part of the Documents, are true, complete and up-to-date copies which have, where required, been duly filed with DICA, and have not been modified, supplemented or superseded;

(e)	that the information disclosed by the MyCO Company Extract is true and complete and that such information has not since then been materially altered and that the MyCO Company Extract did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time the MyCO Company Extract was obtained;

(f)	that there are no provisions of the laws of any jurisdiction other than Myanmar which would be contravened by the execution or delivery by the Company of each Exit Document to which it is a party and that, in so far as any obligation expressed to be incurred under each such Exit Document is to be performed in or is otherwise subject to the laws of any jurisdiction other than Myanmar, its performance of such obligation will not be illegal and such obligation will be valid and binding on and enforceable against the relevant party by virtue of the laws of that jurisdiction;

(g)	that all actions required to be carried out pursuant to Section 187 and 188 of the Companies Law by the Company in connection with its entry into of each Exit Document will be or have been completed;

(h)	that all authorisations, consents, approvals and orders required from any governmental or other authorities outside Myanmar and all other requirements outside Myanmar for the legality, validity and enforceability of each Exit Document have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i)	the legal, valid, binding and enforceable nature of the obligations of each of the parties under the Exit Documents under all applicable laws constitutes the legal, valid, binding and enforceable obligations of each party thereto for all purposes of the laws of the State of New York, United States by which it is expressed to be governed;

(j)	that (i) no party to the Exit Documents nor any of their respective officers or employees (whose knowledge or notice could be imputed or attributed to that party) has notice of any matter which would adversely affect the validity or regularity of the Resolutions and (ii) the Resolutions were passed in accordance with the procedures set out in the Constitution, have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Resolutions. Nothing has come to our attention that would render any of the assumptions in sub-paragraph (ii) untrue or incorrect;

(k)	that when the Company entered into the transactions contemplated by the Exit Documents to which it is a party, (i) it has not at any time committed an act of insolvency within the meaning of the Insolvency Law 2020 nor would it be considered to have committed an act of insolvency as a result of such transactions; and (ii) no insolvency or bankruptcy proceedings in Myanmar or any other applicable jurisdiction have been threatened or commenced against the Company;

(l)	there are no facts or circumstances in existence, and no events have occurred, which render any of the Exit Documents void or voidable, or repudiated or frustrated, or capable of rescission for any reason, and in particular, but without limitation, by reason of any default, fraud, misrepresentation or lack of consideration;

(m)	that the choice of the law of the State of New York, United States as the governing law of each of the Exit Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of such jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than Myanmar law);

(n)	each Exit Document has the same meaning and effect under the law of the State of New York, United States as it would have if it were interpreted under Myanmar law by a Myanmar court;

(o)	that there are no dealings between the parties that affect any of the Exit Documents;

(p)	that there are no provisions of the laws of any jurisdiction outside Myanmar which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Myanmar may be relevant, such laws have been or will be complied with;

(q)	that no director of the Company has an interest in the transactions contemplated by the Exit Documents to which it is a party;

(r)	that the Company has good title to, and owns legally and beneficially, the property and assets charged, assigned, mortgaged or otherwise secured pursuant to each of the Exit Documents to which it is a party;

(s)	that in exercising the power of the Company to enter into each Exit Document to which it is a party, create the Security expressed to be created by it thereunder, undertake and perform the obligations expressed to be undertaken and performed by it under each Exit Document, its directors are acting in good faith, honestly and in accordance with their fiduciary duties, as well as having exercised a reasonable degree of care, skill and diligence, and that the entry into of each of the Exit Documents to which it is a party may reasonably be considered to have been in the interests, and for the commercial benefit, of the Company;

(t)	that no party to the Exit Documents or any of their respective officers or employees (whose knowledge or notice could be imputed or attributed to that party) had any notice (i) on the date of each Exit Document, (1) of any Security interests over, or any other existing equity, interests or right in, any of the assets expressed to be charged, mortgaged, pledged, assigned or otherwise secured thereby (the “Charged Assets”) or (2) that the creation by the Company of any such Security or the performance by the Company of each Exit Document to which it is party would give rise to a breach of trust or (ii) that the performance, execution or observance by the Company of each Exit Document to which it is party is contrary to any contractual or other obligations binding on it;

(u)	that, other than the Security expressed to be created under or pursuant to each Exit Document to which it is a party, the Company has not:

(i)	created any Security prior to the date of that Exit Document to which it is a party; nor

(ii)	created any Security by way of assignment, notice of which has been given, to the third parties to the agreements or contracts which are the subject of such assignment,

each over the Charged Assets;

(v)	that the Company is not a subsidiary company (as defined in the Myanmar Companies Law) of a public company (as defined in the Myanmar Companies Law); and

(w)	that all representations, warranties and statements as to matters of fact contained in the Exit Documents are true, accurate and complete.

8.	Based on the foregoing and subject as mentioned herein, we are of the opinion that:

(a)	The Company is duly incorporated and validly existing under Myanmar laws.

(b)	The Company has the necessary corporate power and authority under its Constitution to enable it to execute and perform its obligations under each of the Exit Documents to which it is a party and has taken all necessary corporate action required under the laws of Myanmar to authorise its execution of, and the performance by it of its obligations under, each of the Exit Documents to which it is a party.

(c)	The execution, delivery and performance by the Company of each of the Exit Documents is a party does not violate its Constitution nor any existing provision of any Myanmar law applicable to Myanmar companies generally.

(d)	Based on the MyCO Company Extract dated 26 April 2021, save for the registration of charge in relation to the Security Agreement, there are no existing charges registered against the Company.

(e)	The Exit Documents constitutes the legal, valid, binding and enforceable obligations of the Company who is a party thereto under the laws of Myanmar.

(f)	Save for

(i)	the registration of the Security Agreement with DICA within 28 days of execution by the parties thereto; and

(ii)	the approval of the Central Bank of Myanmar in respect of the transactions contemplated under the Exit Documents,

no registration, filing, consents, licences, approvals and authorisations of, exemptions, orders or similar formalities are required by the Company from any governmental or other regulatory authorities in Myanmar for the entry into, performance, execution or delivery of, or admissibility in evidence in Myanmar courts of, the Exit Documents to which the Company is a party.

(g)	No stamp duty or documentary tax or similar tax or duty of any kind imposed by any governmental or other regulatory authorities in Myanmar is payable in connection with the execution and delivery of each of the Exit Documents, except the stamp duty of MMK 150,000 is payable in respect of each of the Exit Documents, prior to or at the time of execution if it is executed in Myanmar or, if it is first executed outside Myanmar, within three months after it has been first received in Myanmar.

Additional stamp duty may be payable in relation to the Exit Documents in respect of any further Documents, declarations, deeds and agreements executed by the Company in fulfilment of its/his/her undertaking to create Security over its/his/her assets for the benefit of Wellington or pursuant to any further assurance clause in the Exit Documents.

(h)	Subject to all arrangements set out in the Security Agreement in relation to the creation and perfection of the security expressed to be created under that document (if any) having been fully carried out, the Security Agreement is effective in creating a security interest the Charged Assets.

(i)	The Company does not possess any immunity from suit or enforcement in any proceedings in Myanmar.

(j)	A final and conclusive monetary judgment for a definite sum obtained against the Company in a court of the State of New York, United States in respect of Exit Documents would be treated by the courts in Myanmar as a cause of action in itself without further re-examination of the merits of the case, unless:

(i)	the judgment has not been pronounced by a court of competent jurisdiction;

(ii)	the judgment has not been given on the merits of the case;

(iii)	the judgment appears on the face of it to have been founded on an incorrect view of international law or a refusal to recognise the laws of Myanmar, in cases where such laws are applicable;

(iv)	the proceedings in which the judgement was obtained are opposed to natural justice;

(v)	the judgment was obtained by fraud; or

(vi)	the judgment sustains a claim founded on a breach of any law in force in Myanmar.

(k)	In any proceedings taken in Myanmar for the enforcement of the obligations of the Company under a Exit Document, the choice of the laws of State of New York, United States as the governing law of that Exit Document will be recognised by the courts of Myanmar as a valid choice of law provided that:

(i)	the choice was bona fide and legal and not made for the purpose of avoiding (a) any mandatory provision of Myanmar or other applicable law or (b) the law with which a contract has its most substantial connection and which the Myanmar courts would have applied in the absence of an express choice of law;

(ii)	such law will be disregarded if its application will be illegal or contrary to public policy or any applicable mandatory laws in Myanmar;

(iii)	such law is proven to the satisfaction of the courts of Myanmar by appropriate expert witnesses; and

(iv)	matters of procedure including questions of set-off and counter-claim, interest chargeable on judgment debts, priorities, measure of damages, limitation of actions and submissions to the jurisdiction of foreign courts are as a general rule governed by the laws of Myanmar to the exclusion of the relevant expressed governing law.

(l)	A Myanmar court has the power to render judgments in a currency other than MMK based upon a foreign judgment or arbitral award, subject to the foreign exchange control regulations of Myanmar.

(m)	The payment obligations of the Company under each of the Exit Documents rank pari passu as to priority of payment with claims of all other unsecured and unsubordinated creditors of the Company except for those claims which are mandatorily preferred by any Myanmar law applicable to it/him/her, including without limitation, any bankruptcy, insolvency, liquidation or other similar laws.

Our opinion as regards the enforceability in Myanmar of the security (the “Security”) created by the Company under or in respect of the Security Agreement is subject to the qualification that certain statutory preferences and other priorities arising by law may rank ahead of the Security.

9.	The term “enforceable” as used above means that the obligations assumed or to be assumed by the Company under each of the Exit Documents to which it is a party are of a type which the Myanmar courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy, or where the court does not regard specific performance to be the appropriate remedy;

(c)	enforcement may be subject to the Myanmar's courts applying the broad principles of justice, equity and good conscience pursuant to Section 13(3) of the 1898 Myanmar Laws Act and making decisions to meet the ends of justice pursuant to Section 151 of the Code of Civil Procedure 1908;

(d)	enforcement may be subject to the Myanmar courts’ interpretation of the wording/language adopted in the relevant documents. Where a document provides that the version prepared in a language other than the Myanmar language and the other language (e.g. English) prevails, the Myanmar courts may nevertheless rely on its Myanmar or English translation in forming judgements;

(e)	enforcement may be limited if the subject matter of an arrangement is uncertain, or not capable of being made certain, pursuant to Section 29 of the Contract Act;

(f)	claims may become barred under the Limitation Act 1908 or may be or become subject to defences of set-off or counterclaim; and

(g)	any of the approvals, consents, permits or filings which are required under Myanmar law in connection with any of such obligations may be revoked or cancelled by the granting authority.

10.	In addition, this opinion is subject to the following qualifications:

(a)	generally, Myanmar laws and regulations are in a state of flux and while a number of laws have been promulgated recently, these are generally broad pronouncements that give the Myanmar government the right to enact further rules and regulations (but which in several cases has yet to be done). Actual practices and policies implementing new laws and regulations are also being developed as new legislation and rules come into effect and hence the interpretation and application thereof may vary from one individual government or judicial official to another;

(b)	Myanmar law consists in general of published legislation, rules, notifications and orders, as well as unpublished policies and practices. Further, Myanmar laws and regulations and Myanmar court rulings are not systematically published and may be supplemented or contradicted by undocumented practice, as well as policies and guidelines adopted and applied as having legal effect in a non-transparent way, discretionary decisions of government agencies and authorities and the exercise of powers beyond the scope of what has been granted to the exerciser under applicable laws and regulations. Such practices, policies, decisions and exercise of power may (i) not have been published or announced; (ii) not have been ruled upon by Myanmar courts or enacted by Myanmar legislative bodies; (iii) be subject to change without notice; or (iv) be applied or interpreted inconsistently. Myanmar laws and regulations may be published in publications not having wide circulation and not necessarily in a timely manner. There are limited and unsatisfactory facilities for verification of such laws and regulations. Our review of Myanmar laws, rules, notifications, orders and policies have included such materials as are available or as we have deemed appropriate under the circumstances and our opinion must necessarily be read in light of, and restricted to the extent of, the foregoing factors;

(c)	this Opinion is based on Myanmar laws and regulations that are publicly available as at the date of this opinion. Due to the lack of judicial precedents and Myanmar courts’ lack of experience with commercial matters as Myanmar has only opened up to foreign investment in recent years, the Myanmar government or judicial officials may adopt a different interpretation of such Myanmar law and regulations as that expressed in this opinion;

(d)	the official laws of Myanmar are issued by the Union Government of Myanmar in the Myanmar language. This Opinion is given based on unofficial English translations of the laws, which were carried out by professional translators, but please note that our understanding of the laws inevitably involves a degree of reliance on the accuracy of the translators’ interpretation;

(e)	it is not practicable to conduct independent, comprehensive and up to date official searches (including but not limited to court, litigation, winding-up or bankruptcy searches) in Myanmar. Where we have made unofficial and informal enquiries with any government authority (including but not limited to any ministry, department or court), we have assumed that the authority in question has accurately understood our requests, possesses all relevant information and knowledge necessary to adequately and completely respond to such queries, and has responded to our queries in a truthful, complete and comprehensive manner and has not (deliberately or otherwise) withheld, concealed or misrepresented any relevant information;

(f)	with respect to the MyCO Company Extract, it should be noted that whilst we have taken every care to ensure the accuracy of such search reports, such searches are dependent on the accuracy of the records maintained by DICA. The information obtained from such search results may not reflect all filings made prior to the date of such search as the updating of such information is done by DICA;

(g)	notice of a winding-up order made or a receiver or manager appointed in respect of a company may not be filed at MyCO and/or published in the Official Gazette immediately. Accordingly, the MyCO Company Extract and Official Gazette searches made may not reveal any action taken by or against the Company where the time period to file the relevant forms at MyCO and/or to publish in the Official Gazette in respect of such action has not yet lapsed at the time the relevant searches were made;

(h)	a certificate, determination, notification, opinion or the like will not be binding on a Myanmar court which would have to be independently satisfied on the contents thereof for the purposes of enforcement, despite any provisions in the Exit Documents to the contrary;

(i)	provisions in any of the Exit Documents providing for the payment of additional or an increased rate of interest may not be enforceable if any such provisions amount to a penalty under Myanmar law;

(j)	any provision in any of the Exit Documents which involves an indemnity for the costs of litigation is subject to the discretion of the Myanmar court to decide whether and to what extent a party to the litigation should be awarded the costs incurred by it in connection with the litigation;

(k)	where a party is to perform an obligation in a place other than Myanmar, a court will not enforce that obligation to the extent that its performance would be illegal or contrary to the public policy under the laws of that place;

(l)	any provision in any of the Exit Documents providing for the severance of any provision which is illegal, invalid or unenforceable may not be effective and it depends on the nature of the illegality, invalidity or unenforceability in question;

(m)	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by any of the Exit Documents or any related Document;

(n)	any term of the Exit Documents limiting the liability of the parties to it may not be enforceable if the Myanmar court applies the doctrine of fundamental breach. The doctrine of fundamental breach under Myanmar law enables the Myanmar court to deprive one of the parties to a contract of the benefit of an exemption clause if it has committed a breach of a fundamental term or a fundamental breach of one of the terms of the contract. The decision as to whether a breach of contract is fundamental or concerns a breach of one of the fundamental terms of the contract, is one which is made by the Myanmar court itself. The doctrine enables the Myanmar court not to allow a defaulting party to rely on an exemption or limitation clause in circumstances in which it would not be fair or reasonable to allow reliance on it;

(o)	the obligations imposed in any Exit Documents to use all reasonable endeavours, best efforts, to negotiate in good faith in respect of any specific action or target or agreements to agree may be unenforceable or void for uncertainty;

(p)	any provision of any of the Exit Documents providing that certain calculations and/or certifications will be conclusive and binding (i) will not be effective if such calculations and/or certifications are fraudulent, incorrect, unreasonable, arbitrary, or shown not to have been given or made in good faith and (ii) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(q)	a Myanmar court may refuse to stay a suit or proceeding pending before it, notwithstanding the submissions of the parties to a foreign court under the agreement if the Myanmar court finds that if it does not so refuse, it will result in justice being defeated or injustice being perpetuated;

(r)	the enforcement in Myanmar of the Exit Documents and of foreign judgments will be subject to Myanmar rules of civil procedure;

(s)	it is unlikely that a court in Myanmar would award damages in an action brought in Myanmar on the same standard as a foreign court would to award damages. Accordingly, the basis of determination of damages and its quantum thereof may differ;

(t)	it is the essence of a fixed Security that the person creating Security does not have liberty to deal with the assets which are the subject matter of the Security in the sense of disposing of such assets or expending or appropriating the moneys or claims constituting such assets. Accordingly, if a purported fixed Security gives the chargor or assignor such rights (or, as the case may be, the chargor or assignor exercised such rights as a matter of fact) then such fixed Security might well be classified as, and take effect as, a floating Security interest;

(u)	a Myanmar court may refuse to give effect to any provision in any of the Exit Documents purporting to absolve Wellington from exercising a duty of care in relation to the enforcement of their Security interest over any of the Charged Assets or in relation to any other matter or thing under any of the Exit Documents;

(v)	the exercise by the Wellington of the powers and remedies conferred on them by the Exit Documents or otherwise vested in them by law will be subject to general equitable principles regarding the enforcement of Security, the general supervisory powers and discretion of the Myanmar courts in the context thereof and the obtaining of any necessary governmental or regulatory consents, approvals, authorisations or orders;

(w)	Security created by any of the Exit Documents over debts from or other rights against third parties (including contracts and insurance policies) may be subject to rights of those third parties and may be invalid to the extent that charges or assignments of those debts or other rights are prohibited by their terms;

(x)	we express no opinion as to whether the Company has title to or rights in the properties and assets charged, assigned, mortgaged or otherwise secured pursuant to each of the Documents to which it/he/she is a party; and

(y)	we express no opinion on the priority of any Security interest created by any of the Exit Documents, whether any asset in which a Security interest is purported to be created pursuant to any of the Exit Documents is now or may become subject to any equities or subject to any right or interest of any person ranking now or in the future in priority to or free of that Security, nor whether any such asset could be transferred to any other person free of that Security,

This opinion is addressed to you solely for your benefit and solely for the purpose of the Exit Documents. It is strictly limited to the matters stated therein and is not to be read as extending by implication to any other matter or Document in connection with the Exit Documents, any other Document mentioned in the Exit Documents or any other Document signed in connection therewith. It is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public Document or filed with any governmental agency or other person without our consent in writing.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Allen & Gledhill (Myanmar) Co., Ltd.

Allen & Gledhill (Myanmar) Co., Ltd.